Exhibit – 4.6B
AMENDMENT NO. 2 TO
COGNYTE SOFTWARE LTD.
2021 SHARE INCENTIVE PLAN
This Amendment No. 2 (this “Amendment”) to the Cognyte Software Ltd. 2021 Share Incentive Plan, as previously amended (the “2021 Plan”), effective as of March 24, 2025, is adopted by the board of directors (the “Board”) of Cognyte Software Ltd., an Israeli company (the “Company”) on March 24, 2025. All capitalized terms used but not defined herein shall have the meanings given such terms in the 2021 Plan.
WHEREAS, the Company has adopted and maintains the 2021 Plan, as previously amended by Amendment No. 1, effective as of March 26, 2024, and the Compensation Committee (the “Committee”) of the Board administers the 2021 Plan.
WHEREAS, pursuant to Sections 2.1 and 23.1 of the 2021 Plan, the Committee or the Board at any time and from time to time may amend the 2021 Plan, subject only to certain limitations set forth therein; and
WHEREAS, the Board, with the recommendation of the Committee, has determined that it is advisable and in the best interests of the Company and its shareholders to further amend the 2021 Plan as set forth in this Amendment, to increase the shares available under the 2021 Plan.
NOW, THEREFORE, the 2021 Plan, as amended, is hereby further amended as follows:
1.Section 4.1.1. of the 2021 Plan, as previously amended, is hereby further amended and restated in its entirety as follows:
“4.1.1. Subject to adjustment as provided in Section 13, following March 24, 2025, the number of Shares with respect to which Awards may be granted from time to time under the Plan shall, in the aggregate, not exceed, at any time, 7,626,973 Shares. Subject to adjustment as provided in Section 13, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year shall be 2,000,000.”
2.Except as expressly set forth in this Amendment, all other terms and conditions of the Plan, including all amendments thereto, shall remain in full force and effect.

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